Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2010 and for the year ended December 31, 2009 combines the historical consolidated statements of income of Schlumberger Limited (“Schlumberger”) and Smith International, Inc. (“Smith”), giving effect to the merger as if it had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 combines the historical consolidated balance sheets of Schlumberger and Smith, giving effect to the merger as if it had occurred on June 30, 2010. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•

Separate historical financial statements of Schlumberger as of and for the year ended December 31, 2009 and the related notes included in Schlumberger’s Annual Report on Form 10-K for the year ended December 31, 2009;

•

Separate historical financial statements of Smith as of and for the year ended December 31, 2009 and the related notes included in Smith’s Annual Report on Form 10-K for the year ended December 31, 2009;

•

Separate historical financial statements of Schlumberger as of and for the six months ended June 30, 2010 and the related notes included in Schlumberger’s Quarterly Report on Form 10-Q for the period ended June 30, 2010; and

•

Separate historical financial statements of Smith as of and for the six months ended June 30, 2010 and the related notes included in Smith’s Quarterly Report on Form 10-Q for the period ended June 30, 2010.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, and the regulations of the SEC. All material transactions between Schlumberger and Smith during the periods presented in the unaudited pro forma condensed combined financial statement have been eliminated. Schlumberger has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Schlumberger and Smith, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

SCHLUMBERGER LIMITED AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2010

(In millions)

	Schlumberger	Smith	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and short-term investments	$3,078	$498			$3,576
Receivables, net	6,234	1,931	$(47)	(A)	8,118
Inventories	1,865	1,881	282	(B)	4,028
Deferred taxes	148	90			238
Other current assets	905	164			1,069

	12,230	4,564	235		17,029

Fixed Income Investments, held to maturity	652				652
Investments in Affiliated Companies	2,396	74	(1,455)	(C)	1,015
Fixed Assets, net	9,657	1,972			11,629
Multiclient Seismic Data	369				369
Goodwill	5,854	3,132	(3,132)	(D)	13,236
			7,382	(E)
Intangible Assets	1,360	624	(624)	(F)	5,460
			4,100	(G)
Deferred Taxes	199				199
Other Assets	300	215			515

	$33,017	$10,581	$6,506		$50,104

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$4,852	$1,126	$(47)	(A)	$6,016
			85	(H)
Estimated liability for taxes on income	908	109			1,017
Dividend payable	249				249
Short-term borrowings and current portion of long-term debt	767	317			1,084

	6,776	1,552	38		8,366

Long-term Debt	3,729	1,482	417	(I)	5,628
Postretirement Benefits	1,581				1,581
Deferred Tax Liabilities		503	(289)	(J)	2,313
			1,388	(K)
			680	(L)
			31	(M)
Other Liabilities	1,047	153			1,200

	13,133	3,690	2,265		19,088

Equity
Common stock	4,920	3,001	(3,001)	(N)	14,750
			9,830	(O)
Treasury stock	(5,420)	(484)	484	(N)	(5,420)
Retained earnings	23,007	2,942	(2,942)	(N)	24,173
			(85)	(H)
			1,251	(M)
Accumulated other comprehensive income/(loss)	(2,729)	(14)	14	(N)	(2,727)
			2	(M)

Schlumberger/Smith stockholders’ equity	19,778	5,445	5,553		30,776
Noncontrolling interests	106	1,446	(1,312)	(P)	240

	19,884	6,891	4,241		31,016

	$33,017	$10,581	$6,506		$50,104

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

SCHLUMBERGER LIMITED AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the six months ended June 30, 2010

(In millions, except per share amounts)

	Schlumberger	Smith	Reclassifications (AA)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$11,534	$4,434		$(109	)(BB)	$15,859
Interest and other income, net	115	2	$12	(57	)(CC)	72
Expenses:
Cost of revenue	8,918	3,184	712	(109	)(BB)	12,775
				(27	)(DD)
				97	(EE)
Research & engineering	423		76			499
General & administrative	289		120			409
Selling, general & administrative		934	(934)
Merger & integration	39		38	(59	)(FF)	18
Interest	98	75		(15	)(GG)	158

Income from Continuing Operations before taxes	1,882	243	—	(53)		2,072
Taxes on income	391	91		15	(CC)	478
				(19	)(HH)

Income from Continuing Operations	1,491	152	—	(49)		1,594
Income attributable to noncontrolling interests	(1)	(75)		72	(CC)	(4)

Income from Continuing Operations Attributable to Schlumberger/Smith	$1,490	$77	$—	$23		$1,590

Income from continuing operations per share attributable to Schlumberger/Smith:
Basic earnings per share	$1.25	$0.31				$1.16
Diluted earnings per share	$1.23	$0.31				$1.15

Average shares outstanding:
Basic	1,194	248				1,370	(II)
Assuming dilution	1,211	250				1,387	(II)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

SCHLUMBERGER LIMITED AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2009

(In millions, except per share amounts)

	Schlumberger	Smith	Reclassifications (AA)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$22,702	$8,218		$(209	)(BB)	$30,711
Interest and other income	273	3	$27	(131	)(CC)	172
Expenses:
Cost of revenue	17,483	5,969	1,321	(209	)(BB)	24,706
				(52	)(DD)
				194	(EE)
Research & engineering	802		141			943
General & administrative	535		216			751
Selling, general & administrative		1,651	(1,651)
Interest	221	150		(60	)(GG)	311

Income from Continuing Operations before taxes	3,934	451	—	(213)		4,172
Taxes on income	770	139		19	(CC)	899
				(29	)(HH)

Income from Continuing Operations	3,164	312	—	(203)		3,273
Income attributable to noncontrolling interests	(8)	(164)		150	(CC)	(22)

Income from Continuing Operations Attributable to Schlumberger/Smith	$3,156	$148	$—	$(53)		$3,251

Income from continuing operations per share attributable to Schlumberger/Smith:
Basic earnings per share	$2.63	$0.67				$2.37
Diluted earnings per share	$2.61	$0.66				$2.34

Average shares outstanding:
Basic	1,198	222				1,374	(II)
Assuming dilution	1,214	223				1,390	(II)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Note 1: Description of Transaction

On August 27, 2010, Schlumberger acquired all of the outstanding shares of Smith, a leading supplier of premium products and services to the oil and gas exploration and production industry. The merger brings together the complementary drilling and measurements technologies and expertise of Schlumberger and Smith in order to facilitate the engineering of complete drilling systems which optimize all of the components of the drill string. Such systems will enable Schlumberger’s customers to achieve improved drilling efficiency, better well placement and increased wellbore assurance as they face increasingly more challenging environments. In addition, Schlumberger’s geographic footprint will facilitate the extension of joint offerings on a worldwide basis.

Under the terms of the merger agreement, Smith became a wholly-owned subsidiary of Schlumberger. Each share of Smith common stock issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 0.6966 shares of Schlumberger common stock, with cash paid in lieu of fractional shares.

At the effective time of the merger, each outstanding option to purchase Smith common stock was converted pursuant to the merger agreement into a stock option to acquire shares of Schlumberger common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of Schlumberger common stock underlying each converted Smith stock option was determined by multiplying the number of shares of Smith common stock underlying such Smith stock options by the 0.6966 exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Smith stock option was determined by dividing the per share exercise price of such stock option by the 0.6966 exchange ratio, and rounding up to the nearest whole cent. Smith stock options, whether or not then vested and exercisable, became fully vested and exercisable and assumed by Schlumberger at the effective date of the merger in accordance with preexisting change-in-control provisions. Smith stock options were converted into 0.6 million of Schlumberger stock options.

At the effective time of the merger, Smith restricted stock units, whether or not then vested, became fully vested (except for grants between the date of the merger agreement and closing, which were not significant and did not automatically vest) and were converted into shares of Schlumberger common stock in connection with the merger, determined by multiplying the number of shares of Smith common stock subject to each award by the 0.6966 exchange ratio, rounded to the nearest whole share (assuming, in the case of performance-based Smith restricted stock unit awards, the deemed attainment of the performance goals under the award at the target level).

Note 2: Basis of Presentation

The merger is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method of accounting. Under the acquisition method, the total purchase price described in Note 3 is measured at the closing date of the merger using the market price of Schlumberger common stock at that time. The assets and liabilities of Smith have been measured at fair value based on preliminary estimates using assumptions that Schlumberger management believes are reasonable utilizing information currently available. The final determination of fair value for certain assets and liabilities will be completed after the information necessary to complete the analysis is obtained. These amounts will be finalized as soon as practicable, but no later than one year from the acquisition date. Use of different estimates and judgments could yield materially different results.

In accordance with the SEC’s rules and regulations, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of Schlumberger and Smith or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Note 3: Calculation of Consideration Transferred

The following details the fair value of the consideration transferred to effect the acquisition of Smith.

(In millions, except exchange ratio and per share amounts)
Number of shares of Smith common stock outstanding as of August 27, 2010	248
Number of Smith unvested restricted stock units outstanding as of August 27, 2010	4

252
Multiplied by the exchange ratio	0.6966

Equivalent new Schlumberger shares of common stock issued	176
Schlumberger common stock share price on August 27, 2010	$55.76

Common stock equity consideration	$9,814
Fair value of Schlumberger equivalent stock options issued	16

Total fair value of the consideration transferred	$9,830

Note 4: Estimate of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Schlumberger in the merger, reconciled to the total fair value of the consideration transferred (in millions):

Book value of net assets acquired at June 30, 2010		$6,891
Less: Smith noncontrolling interest balance relating to M-I SWACO		(1,312)
Less: Smith historical goodwill		(3,132)
Less: Smith historical intangible assets		(624)
Add: Smith historical deferred tax liabilities relating to intangible assets		289
Less: Surviving postcombination noncontrolling interests		(133)

Adjusted book value of net assets acquired		1,979
Fair value adjustments to:
Increase the value of inventory	$282
Intangible assets	4,100
Increase the book value of long-term debt	(417)
Deferred tax liabilities	(2,068)
Goodwill	7,382

Total fair value adjustments		9,279
Gain on investment in affiliate		(1,285)
Other		(143)

Fair value of consideration transferred		$9,830

The following is a discussion of the adjustments made to Smith’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements.

Inventory: The estimated adjustment to write up inventories to fair value is comprised of two components, approximately $117 million for inventories carried at FIFO cost and $165 million for inventories carried at LIFO cost. Commencing with the closing of the merger, all of Smith’s inventories will be carried at FIFO cost. Schlumberger’s cost of revenue will reflect this increased valuation as this inventory is sold. Accordingly, Schlumberger’s margins will be temporarily reduced in the initial periods subsequent to the merger. The impact of these inventory adjustments is not reflected in the unaudited pro forma condensed combined statement of income because they will not have a continuing impact.

Intangible Assets: The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. Some of the more significant assumptions inherent in the development of intangible asset values include: the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle, as well as other factors. The fair value of the identifiable intangible assets, the related amortization expense and their weighted-average useful lives have been estimated as follows:

	Fair Value	Weighted Average Estimated Useful Life	Annual Amortization Expense
	(in millions)	(in years)	(in millions)
Customer Relationships	$1,370	23.3	$59
Technology / Technical Know-How	1,170	16.1	73
Tradenames / Trademarks	1,560	25.3	62

	$4,100		$194

Long-term debt: The carrying value of Smith’s long-term debt was remeasured to its fair value as of the closing of the merger.

Deferred tax liabilities: As of the effective date of the merger, adjustments are made for deferred taxes as part of the accounting for the acquisition. This adjustment reflects the estimated deferred tax liability impact of the acquisition on the balance sheet, primarily relating to estimated fair value adjustments for acquired inventory, intangible assets and long-term debt. For purposes of these unaudited pro forma condensed combined financial statements, these deferred taxes are provided at the 35% U.S. federal statutory income tax rate.

Also included in the provisions for deferred taxes are amounts relating to the outside basis difference associated with shares in certain Smith non-US subsidiaries for which no taxes have previously been provided. Schlumberger expects to reverse the outside basis difference primarily through the reorganization of those subsidiaries as well as through repatriating earnings in lieu of permanently reinvesting them. In this regard, Schlumberger is in the process of assessing certain factors that impact the ultimate amount of deferred taxes to be recorded. The amount of deferred taxes recorded will likely be revised after this assessment is completed. Any revision to the amount of deferred taxes recorded will impact the amount of goodwill recorded.

Gain on investment in affiliate: Represents a pro forma adjustment to record Schlumberger’s gain as a result of remeasuring its previously held equity interest in M-I SWACO, a drilling fluids joint venture that is 40% owned by Schlumberger and 60% owned by Smith. Generally accepted accounting principles require that an acquirer remeasure its previously held equity interest in an acquiree at its acquisition date fair value and recognize the resulting gain or loss in earnings. The gain is calculated based upon the acquisition date fair value of M-I SWACO. Because this pro forma adjustment will not have a continuing impact, it is excluded from the unaudited pro forma condensed combined statement of income, but is reflected as an adjustment to goodwill and retained earnings in the unaudited pro forma condensed combined balance sheet.

Goodwill: Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but rather is subject to impairment testing on at least an annual basis.

Other: Represents a difference in basis between Smith’s noncontrolling interest balance relating to M-I SWACO and Schlumberger’s equity investment in M-I SWACO.

Note 5: Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(A)	Reflects the elimination of accounts receivable and accounts payable in connection with Smith revenue relating to Schlumberger.

(B)	To adjust acquired inventory to an estimate of fair value. Schlumberger’s cost of revenue will reflect the increased valuation of Smith’s inventory as the acquired inventory is sold. This adjustment does not have a continuing impact on the combined operating results and as such, it is not included in the unaudited pro forma condensed combined statement of income.

(C)	To eliminate Schlumberger’s investment in M-I SWACO.

(D)	To eliminate Smith’s historical goodwill.

(E)	To record the estimated goodwill created as a result of this transaction. See Note 4 for detailed calculation.

(F)	To eliminate Smith’s historical intangible assets.

(G)	To record the estimated fair value of identifiable intangible assets. See Note 4 for further details.

(H)	Reflects an estimate of Schlumberger’s remaining merger-related transaction costs to be incurred, including advisory and legal fees as well as amounts relating to employee benefits such as change in control payments. These amounts will be expensed as incurred and are not reflected in the unaudited pro forma condensed combined statement of income because they will not have a continuing impact. No adjustment has been made for merger-related costs to be incurred by Smith subsequent to June 30, 2010, which were approximately $50 million.

(I)	Reflects an adjustment to increase the carrying value of Smith’s long-term debt to its estimated fair value.

(J)	Represents an adjustment to eliminate deferred tax liabilities associated with Smith’s preacquisition intangible assets and goodwill.

(K)	The adjustment to deferred tax liabilities represents the estimated deferred tax liability based on the U.S. federal statutory tax rate of 35% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill, as calculated below:

Establish deferred tax liabilities (assets) for the following (in millions):
Identified intangible assets	$4,100
Increase in the basis of inventory	282
Increase in the basis of long-term debt	(417)

3,965
U.S. federal statutory tax rate	35%

$1,388

(L)	Represents a provision for deferred taxes relating to the outside basis difference associated with shares in certain Smith non-US subsidiaries for which no taxes have previously been provided. Schlumberger expects to reverse the outside basis difference primarily through the reorganization of those subsidiaries as well as through repatriating earnings in lieu of permanently reinvesting them. In this regard, Schlumberger is in the process of assessing certain factors that impact the ultimate amount of deferred taxes to be recorded. The amount of deferred taxes recorded will likely be revised after this assessment is completed. Any revision to the amount of deferred taxes recorded will impact the amount of goodwill recorded.

(M)	Represents the fair value adjustment associated with Schlumberger’s previously held equity interest in the M-I SWACO joint venture, resulting in an estimated after-tax gain of $1.251 billion, net of deferred taxes of $31 million. Because this adjustment will not have a continuing impact, it is excluded from the unaudited pro forma condensed combined statement of income. See Note 4 for further details.

(N)	Reflects adjustments to eliminate Smith’s historical equity balances.

(O)	To record merger consideration at fair value. See Note 4 for further details.

(P)	To eliminate Smith’s noncontrolling interest balance relating to the M-I SWACO joint venture with Schlumberger.

Note 6: Adjustments to Unaudited Pro Forma Condensed Combined Income Statement

(AA)	Certain reclassifications have been made to Smith’s historical statement of income to conform to Schlumberger’s presentation, primarily relating to selling and research and engineering expenses.

(BB)	Reflects the elimination of revenue and cost of revenue in connection with Smith sales to Schlumberger.

(CC)	Reflects the elimination of Schlumberger’s equity earnings relating to the M-I SWACO joint venture as well as Smith’s corresponding noncontrolling interest in the net income of the venture, respectively. This joint venture is structured as a partnership in the U.S. Smith consolidates the results of M-I SWACO and, as such, has reflected the pretax income of the entire joint venture (including the U.S. partnership), and has appropriately not recorded income taxes associated with Schlumberger’s 40% interest in the U.S. partnership. Therefore, an adjustment is required to reclassify these additional taxes which were previously reflected as a component of Schlumberger’s equity income.

(DD)	To eliminate Smith’s historical intangible asset amortization expense.

(EE)	Reflects amortization expense associated with intangible assets recorded in this transaction. See Note 4 for further details.

(FF)	Reflects merger related advisory and legal fees incurred by both Schlumberger and Smith during the six months ended June 30, 2010 which do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined statement of income.

(GG)	Represents the amortization associated with the fair value adjustment to increase Smith’s fixed rate long-term debt, over the weighted-average remaining term of the obligations.

(HH)	Schlumberger has assumed a 35% tax rate when estimating the tax impacts of the appropriate pro forma adjustments, which represents the U.S. federal statutory tax rate. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma condensed combined financial statements for a variety of reasons, including post-merger activities.

The tax impact of the pro forma adjustments has been calculated as follows (in millions):

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Elimination of Smith’s historical amortization expense	$(52)	$(27)
Amortization expense associated with intangible assets	194	97
Amortization of debt fair value adjustment	(60)	(15)

Pro forma incremental expenses	82	55
U.S. federal statutory tax rate	35%	35%

Tax benefit relating to pro forma incremental expenses	$29	$19

(II)	Represents the adjusted weighted-average shares outstanding calculated as follows (in millions):

	Year Ended December 31, 2009		Six Months Ended June 30, 2010
	Basic	Assuming Dilution	Basic	Assuming Dilution
Schlumberger historical shares outstanding	1,198	1,214	1,194	1,211
New Schlumberger shares of common stock to be issued	176	176	176	176

	1,374	1,390	1,370	1,387

The dilutive effect of Smith stock options that will be converted into Schlumberger stock options is not significant.